Option Agreement Between Immtech International, Inc., and ImmvaRx, Inc.
               For Licensing the Use of r(m)CRP a Vaccine Adjuvant
--------------------------------------------------------------------------------

      This Agreement made this 20th day of April, 1998, (the Effective Date), by and between Immtech International, Inc. ("Immtech"), a Delaware Corporation having a principal office at 1890 Maple Ave. Suite 110, Evanston, IL 60201 (The "Company"), and ImmvaRx, Inc. ("ImmvaRx"), a California Corporation having a principal office at 1890 Maple Ave. Suite 110, Evanston, IL 60201 ("Licensee").

Recitals:

1.1 WHEREAS Immtech is the owner of certain patent rights and know-how relating to modified-C-reactive protein ("mCRP") and its use as a biological reagent with immune stimulating activity;

1.2 WHEREAS ImmvaRx desires to license the use of mCRP, and its genetically engineered recombinant analog recombinant modified C reactive protein ("r(m)CRP"), as an adjuvant to be used in vaccine preparations;

1.3 WHEREAS the term "Vaccine" shall mean a preparation that contains an antigen and which is used to inoculate an animal as a means of inducing specific immunity.

1.4 WHEREAS the term "Adjuvant" shall mean a material injected along with an antigen to enhance its immunogenicity and potentiate the immune response.

1.5 WHEREAS "Know-How" shall mean any and all technical information existing as of the Effective date or generated during the term of this Agreement which is owned or controlled by Immtech and directly relates to the mCRP/r(m)CRP product.

1.6 WHEREAS "Licensed Products" shall mean mCRP/r(m)CRP technology and reagents for use as adjuvants.

1.7 WHEREAS "Net Sales" shall mean the gross amount invoiced by Licensee, its Affiliates or its sublicensees, to third parties for the sale of Licensed products, less amounts actually invoiced or allowed with respect to trade credits, discounts, rebates and allowances actually granted on account of price adjustments, rebate programs, billing errors or the return of goods, sales taxes, tariffs, and custom duties.

1.8   WHEREAS "Territory" shall mean the entire world.

Grants:

2.1 Immtech will provide ImmvaRx with a worldwide exclusive license to use mCRP/r(m)CRP technology and products as adjuvants under the following terms.

      2.1.1 Immtech will provide ImmvaRx with access to technical documents and data on the performance of mCRP/r(m)CRP technology for all of its various uses, including access to cell lines and other proprietary information on the manufacture of r(m)CRP. Immtech would give ImmvaRx access to any relevant regulatory documents (including Drug Master Files [DMFs]) that describe the manufacturing process, as well as the right to reference Immtech's DMF if ImmvaRx wishes to license the right to manufacture r(m)CRP independent of Immtech's efforts.

      2.1.2 Immtech will License to ImmvaRx the right to use any patented technology (including patents that are issued or pending) that the Company owns which relate to the manufacture of r(m)CRP, or the use of mCRP/r(m)CRP as a reagent that works as an adjuvant to potentiate the immune response.

      2.1.3 Immtech will co-file with ImmvaRx, and assign exclusive rights to ImmvaRx, any new patent application(s) involving the use of mCRP/r(m)CRP as an adjuvant.

      2.1.4 Immtech will License to ImmvaRx, the use of mCRP/r(m)CRP technology as an adjuvant for use in human and veterinary applications.

      2.1.5 Immtech shall retain the right to utilize mCRP/r(m)CRP technology as a therapy and as a cotherapy in all applications other than as a vaccine adjuvant.

      2.1.6 Immtech grants to Licensee the right to grant sublicenses consistent with this Agreement provided that the Licensee shall be responsible for the performance of its sublicensees, including the payment of royalties.

Terms:

3.1 ImmvaRx will be given a six month period from the signing of this agreement, to raise a minimum of $500,000 in funds, after which period, if the minimum funding is not obtained, Immtech will have the right to cancel this License Agreement with ImmvaRx.

3.2 ImmvaRx will pay Immtech an up-front fee of $25,000 from the initial $500,000 raised. ImmvaRx will pay Immtech a second payment of $25,000 from any funds raised by ImmvaRx (on a cumulative basis) greater than $700,000.

      Immtech agrees that any funds received from ImmvaRx would be invested directly in the development, refinement and scale-up of manufacturing clinical grade r(m)CRP product.

3.3 ImmvaRx agrees to make its best effort to scale-up and supply Good Manufacturing Practice (GMP) quality product to ImmvaRx for its clinical trials. ImmvaRx agrees to purchase r(m)CRP from Immtech for clinical trials at a price of cost (direct and indirect) plus 25%. Immtech and ImmvaRx will share any information obtained on methods for improving the production process. Immtech and ImmvaRx will, if it is in the interest of both Parties, work together to develop a commercial manufacturing capacity.

3.4 Immtech would receive an annual royalty of 5% on Net Sales of mCRP/r(m)CRP sold alone, or in combination with another active ingredient. If the Licensed product is sold as part of a combination product (adjuvant and vaccine), Net Sales for the purpose of determining royalties on the Licensed Product(s) in the combination shall be calculated by multiplying Net Sales by the fraction A/A+B, where A is the invoice price of licensed Product(s) sold separately and B is the invoice price of the other active ingredients in the combination. Immtech would have the right, at their expense, to audit net sales. If cumulative royalties are greater than 8%, Immtech will reduce their royalty rate on a prorata basis (including all royalties) so the combined royalty is no more than 8%. However, Immtech royalty will not be reduced below 2.5%.

3.5 ImmvaRx agrees to issue 100,000 common shares in ImmvaRx to Immtech for signing this agreement. In addition, Immtech will be issued 50,000 common stock warrants that would be purchased at $1.00/share and exercisable within a five year period of time.

3.6. ImmvaRx agrees to pay for patent expenses of any new applications that arise from the use of mCRP/r(m)CRP as an adjuvant. These expenses shall include foreign filings of such patents.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date first set forth above.

IMMVARx INC. ("Licensee")            IMMTECH INT'L, INC. ("Company")


By:                                  By: /s/ Lawrence A. Potempa
    ------------------------             ---------------------------------
Name:                                Name:  Lawrence A. Potempa, PhD
     -----------------------
Title:                               Title: VP Research & CSO
      ----------------------

3.4 Immtech would receive an annual royalty of 5% on Net Sales of mCRP/r(m)CRP sold alone, or in combination with another active ingredient. If the Licensed product is sold as part of a combination product (adjuvant and vaccine), Net Sales for the purpose of determining royalties on the Licensed Product(s) in the combination shall be calculated by multiplying Net Sales by the fraction A/A+B, where A is the invoice price of licensed Product(s) sold separately and B is the invoice price of the other active Ingredients in the combination. Immtech would have the right, at their expense, to audit net sales. If cumulative royalties are greater than 8%, Immtech will reduce their royalty rate on a prorata basis (including all royalties) so the combined royalty is no more than 8%. However, Immtech royalty will not be reduced below 2.6%.

3.5 ImmvaRx agrees to issue 100,000 common shares ImmvaRx to Immtech for signing this agreement. In addition, Immtech will be Issued 50,000 common stock warrants that would be purchased at $1.00/share and exercisable within a five year period of time.

3.6. ImmvaRx agrees to pay for patent expenses of any new applications that arise from the use of mCRP/r(m)CRP as an adjuvant. These expenses shall include foreign filings of such patents.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date first set forth above.

IMMVARx INC. ("Licensee")            IMMTECH INT'L, INC. ("Company")


By: /s/ Edmund M. Monberg            By: /s/ Lawrence A. Potempa
    ------------------------             ---------------------------------
Name:  Edmund M. Monberg             Name:  Lawrence A. Potempa, PhD
Title: Director                      Title: VP Research & CSO
       Sec., Treas.